                                                                EXHIBIT 99.2


EMCORE is not responsible for any transcription errors herein.

EMCORE CORPORATION
SECOND QUARTER 2004
EARNINGS CONFERENCE CALL
MAY 6, 2004

OPERATOR: Good morning and welcome to the Emcore Fiscal 2004 second quarter earnings teleconference. At this time, all parties have been placed on a listen-only mode and the floor will be open for your questions following the presentation. Viavid will be providing a webcast, if any participant wants to follow on the web, you may log on to www.viavid.net. It is now my pleasure to introduce your host, Mr. Victor Allgeier. Sir, the floor is yours.

VICTOR ALLGEIER: Thank you and good morning everyone. Yesterday, after the close of markets, Emcore released its fiscal 2004, second quarter and six months results. By now you should have received a copy of the press release. If you have not received a release, please call our office at 212-227-0997. With us today from Emcore are Reuben F. Richards Jr., President and Chief Executive Officer, Tom Werthan, Vice President and Chief Financial Officer and Dave Hess, Vice President of Finance. Tom will review the financial results and Reuben will discuss highlights before we open the call up to your questions. Before we begin, we would like to remind you that some of the comments made during the conference call and some of the responses to your questions by management may contain forward-looking statements that are subject to risk and uncertainties as described in Emcore's earnings press release and filings with the SEC. I will now turn the call over to Tom.

TOM WERTHAN: Thank you Vic and good morning to everyone and thank you for joining us as we review our second fiscal quarter of 2004. OK, as everyone is aware, during the quarter we did complete our debt exchange regarding the $162 million of our subordinated debentures and later in the call I will review that transaction. And just to remind everyone, during the quarter ended December 31, 2003 we did sell our TurboDisc equipment division so this is the first full quarter without the asset. While revenues that are referred to both in the quarter and historical information have been restated in accordance with generally accepted accounting principles to eliminate any TurboDisc revenues in order that the comparison is on an apples to apples basis. And with that, let me just review our operating results for the quarter.

Revenues for the quarter came in at $23.2 million, that represents an increase of 36% year over year and we were flat sequentially. The number is due to results by product line. On electronic materials, revenues were $2.9 million, that's a 48% increase year over year and we were down 6% sequentially. On fiber optics, cable TV, broadband product group, we came in at $14.2 million, that's also a 46% increase year over year, but we were down 9% sequentially and finally on PhotoVoltaics we came in at $6.1 million, that's a 17% increase year over year and 35% sequentially.

The decreases in fiber optics and electronic materials were offset by increases in PhotoVoltaic revenue. I will say that we did anticipate revenues to be higher than the $23.2 million reported; the shortfall was in our fiber optics/broadband product group, which as I previously indicated were down 9% sequentially. We did expect to generate about $2 million on a new product in our fiber optic group, but having incorporated some design changes which prevented us from shipping the volume we anticipated. Those changes are now going through final tests and product shipment should commence shortly, generating revenues in the third fiscal quarter.

Gross margins of 12% were down from the first quarter's margins of 14%. Revenues did show a slight improvement, however the product mix changed, which affected our gross margins. The PhotoVoltaics revenue increase of $900,000 sequentially or 17% did impact our gross margins since our gross profits on PhotoVoltaics are lower than fiber optic/broadband products. Year over year, margins have increased to 17% or 3.5 million. A year ago, we had negative gross margins of 5% compared to 12% in the current quarter. In accordance with GAAP, operating expenses include the $12.3 million gained on the early extinguishing of debt. Selling, general administrative expenses in the quarter amounted to $5.6 million, which represents an increase of around $150,000 or less than 3% when compared to last year and about $300K higher or 6% higher than last quarter.

Research and development for the quarter amounted to $5.7 million, an increase of $1.5 million from last year, but a decrease of about $300,000 or 5% sequentially. All in all, total operating expenses, not including the gain on retirement of the debt, remain flat from last quarter. Operating income in the quarter was $3.6 million. Excluding the gain on the debt retirement, which is a non-gaap presentation, results in an operating loss was $8.7 million and this compares favorably from the $10.6 million loss recorded a year ago. Sequentially, the operating loss increased by $500,000 and that was entirely attributable to the decrease in the gross margins from 14% to 12% because of the product mix I referred to earlier.

Below operating expenses, interest expense decreased by about $260,000 year over year and almost $400,000 sequentially and that was obviously due to the restructuring of our debt and our increased cash position from the sale of our TurboDisc equipment division. GELcore is a joint venture with GE was profitable from operations however they did record a small loss due to Canadian taxes; their manufacturing operations are in Canada and we do incur taxes up there. We also incurred a loss from discontinued operations of about $350,000 and that did relate to the sale of the capital equipment division in the first quarter due to our residual expenses not recorded in the quarter and represents a final accounting regarding the sale of turbo disk, however one note, we do expect to receive the earnings as indicated in the purchase agreement signed last November.

Net income was $1.8 million or $0.04 per share, if we exclude the gain on the extinguishment of the debt and the discontinuing operations, which again, is non-gaap presentation, net loss would have been $10.2 million or $0.24 per share and this compares favorably with the loss of $0.35 per share last year and a loss of $0.26 last quarter.

Let me turn to the balance sheet, most notably the cash, we made pretty good progress on reducing cash usage. Cash and equivalents at March 31 totaled $70.5 million, representing a net decrease in the quarter of $7.9 million and let me review the cash usage during the quarter. As just mentioned, the decrease was $7.9 million, we should add to that the $1.1 million that we did receive on stock options that were exercised which gives us $9 million to account for.

On the dispersion side, we put forth $2 million for interest related to the bond retirement, about $1.9 million for capital equipment that we purchased during the quarter, $1.5 million on expenses for the TurboDisc transaction, that was paid in January although that transaction obviously closed in the December quarter and also $2 million for expenses relating to the exchange offer. These amounts totaled $7.4 million, leaving us with an operational cash spread of $1.6 million, not including changes in working capital components. This represents a decrease from last quarter of approximately $5 million dollars. Working capital loss increased by about $1.3 million from December to just under $80 million. Depreciation and amortization in the quarter totaled $3.8 million. Let me turn to backlog for a moment, backlog at March 31 was $35.2 million, representing an increase of about a half a million dollars from December. Orders received amount to $24.4 million, while shipments were $23.2 million, or a book to bill of 1.05 to 1.

Let me close by spending a few moments reviewing our exchange offer. During February, we successfully concluded the exchange offer, greater than 90% of our May 2006 5% convertible bond were tendered. The exchange was for total consideration of $900 comprised of two components and that was $550 of consideration of new bonds and $350 in common stock. As a result, the total debt was reduced by about $66 million and our debt now stands at $96 million, with $80 million of that due in May of 2011 and 16 million due in May of 2006, which represents the bonds that were not tendered. Interest expense has been reduced by $3.3 million annually and the new conversion price on the bonds we just issued is at $8.06. If all these bonds convert, the interest expense will be reduced to less than one million dollars a year. We did issue 7.7 million new shares to the bondholders or 16% of our expanding stock. This exchange, coupled with the sale of our equipment division, has put the company on a very stable footing, greatly improving our balance sheet and looking ahead to the June quarter, we expect revenues of $25 million and with that, I'd like to turn the call over to Reuben.

REUBEN RICHARDS: Thank you Tom, good morning everybody. I will begin with some general comments on the financial, operational, strategic goals for the March quarter and then move to a product line discussion.

The strategic goals for the quarter ending March 31 were improving the long-term viability of the company's balance sheet, number one. Two, execution of the company's product strategy; the penetration of new markets and customers. Three, improving yields and manufacturing profitability to position the company to generate positive cash flow from operations by fiscal Q4. On all four goals, we were able to make significant progress. In improving the company's balance sheet, as Tom pointed out, we successfully completed our exchange offer, the net results were debt reduction of $66 million, interest expense reduction by $3.5 million annually and extending the maturity of the notes until 2011.

On product strategy and penetration of new markets and customers, we were able to capture Boeing's 702 programs with our most advanced solar cell and panels; this is a significant achievement since Boeing has an internal capacity - capability. We announced product qualification and customer shipments of 3 digital fiber optics products that operate at 10 gigabit over copper, single or multi-mode fiber. These products are part of the growing portfolio of the company's 10-gig product line for the 10-gig ethernet, LAN, WAN and fiber channel markets. These products generated design wins at Cisco, at IBM, at HP at Network Appliances and at Intel during the quarter.

On the company's manufacturing profitability, we achieved significant yield improvement at both satellite - SatCom and Fibre products that reduced the cash burden from operations as Tom pointed out by $5 million dollars to a total of
1.6 million used in operations. We expect the manufacturing productivity gains to continue through the second half of this year. Finally, it remains Emcore's goal to achieve cash flow profitability from operations by Q4, driven by revenue from the new product portfolio, gains in market share in fiber and satellite as well as wireless, and supported by our improved manufacturing efficiencies.

On a product line discussion, in fiber optics, revenues for the March quarter were up 46% versus Q2 a year ago, but down slightly from the December quarter to $14.2 million. The decline was basically a training issue as we made some design changes for manufacturability, which Tom outlined, which caused us to ship lower volumes during the quarter. We will make up those volumes in the second half of the year. That product is now shipping in volume. The impact on the quarter was between a million and a half and two million and we expect to make up those revenues. Fiber overall, is on track with budget for the first half of the year and we expect to achieve budget in the second half based on both existing products and the newly released products that are gaining market share.

In fiber to home, we continue to see volumes on video cards, market demand is being driven largely by the municipalities rather than the RBOCs at this point, whom we expect to begin placing orders later in the year.

In wireless, revenues were up 48% versus last year, but down 13% from the December quarter, gross margins improved to 36% on improved manufacturing efficiencies and raw material cost reductions. We have a number of opportunities under negotiations to improve volumes through this half and the second half of the year, around Emcore's E-mode device. In Satcom, revenues were up 17% from last year and 35% from the December quarter of 6.1 million, operational losses were cut in this division by 65% and the book to bill remains strong at 1.5 to
1. We expect to see improved revenues and profitability quarter over quarter for the rest of the year as the market rebounds and we have received orders from both Boeing, Lockheed Martin, Loral and the European satellite contortion that make up part of our backlog. At GELcore, we continue to be operationally profitable, and Tom explained net income was a loss due to Canadian taxes but revenues continue to ramp up nicely and we are planned for our - on plan to increase revenues by that 25 to 30% this year.

In summary, while revenues trended to the low end of expectations due to timing issues, market demand remains very robust, manufacturing and productivity improved and the new product acceptance at customer systems exceeded targets. Backlog decreased which is significant because two thirds of our business is now, now as a book to ship rate of less than 30 days so growth in backlog is a significant sign for future revenues because it tends to be our longer cycle businesses. Consequently, we raised revenue expectations and are on track for positive cash flow by the end of the September quarter. So with that, I will turn this over to the operator for Q and A.

OPERATOR: Thank you. The floor is now open for questions. If you have a question, please press *1 on your touch-tone phone. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. We do ask that while you pose your question, that you pick up your handset to ensure proper sound quality.

Our first question is coming from Chris Versace of FBR.

CHRIS VERSACE: Good morning gentlemen.

REUBEN RICHARDS: Morning Chris.

CHRIS VERSACE: Just one or two quick questions, the first is really going to center on the wireless business. Can you talk about some of the opportunities you have, not only in the handset space but potentially in wireless LAN and in, kind of talk with us sequentially as to why you guys were not down anywhere near the amount that the overall handset issue was.

REUBEN RICHARDS: Let me tell you, on market share, a little bit, I think in a number of our products, Chris, we have been able to, well the way I characterize it is gain market share; there were a number of PA manufacturers that, in the last quarter, have re-bid their volumes and I think Emcore probably extended its market reach on a lot of these new contracts. Also, as I pointed out, on the wireless side, we are currently in negotiations with at least two companies that are in the PA and switch side of the business to capture a significant amount of product volume from those two companies; these are two companies that we don't ship a lot to right now but it is part of a, what I'll call a more global supply agreement because we do ship them fiber optics products so, the - so there again some leverage on a purchasing basis and we're expanding our product roster with them and, you know, we're optimistic that we're going to be able to capture that business. And the trend is that I think that you're seeing a broader acceptance of the electronically enhanced T-(inaudible) which is known as the e-mode device. The - our exposure in the wireless LAN side of the business again, it's still developing, you know, we sell to customers who, who subsequently sell to Intel and to you know, other major players in wireless LAN, I would tell you I think that that's a very price sensitive market at this point and I think it will continue to probably be so but at - we are starting to see initial, initial ramps in terms of variance in some of those design ones.

CHRIS VERSACE: OK, and you're getting, I mean your technology is you know, really been InGaP-based and anything new on the AlGaAs front?

REUBEN RICHARDS: No, we continue to just campaign the InGaP and both in HBT and our pHEMT level.

TOM WERTHAN: We don't offer anything on the AlGaAs side.

CHRIS VERSACE: Right, I just was wondering if, you know, there's been a change in strategy there or not.

REUBEN RICHARDS: No. We think there's more market share and customer penetration we can achieve based on the InGaP design.

CHRIS VERSACE: OK, great, great. And I appreciate you guys letting me know I'm not the only fool who forgets to mute his cell phone.

(laughter)

CHRIS VERSACE: Thanks a lot guys.

TOM WERTHAN: I'm guilty!

CHRIS VERSACE: Thank you.

REUBEN RICHARDS: Tom's going to take the fall for that one.

OPERATOR: Thank you, once again, to ask a question, please press *1 on your touch-tone phones. Our next question is coming from Chang Qiu of Forun Technology.

CHANG QIU: Good morning Reuben, good morning Tom.

REUBEN RICHARDS: Good morning.

CHANG QIU: Now can you comment on order momentum re: product orders?

REUBEN RICHARDS: OK. In SatCom, you know, I think this is probably the third quarter, you know, as well, where our book to bill has been greater than 1.5 to 1 and I think it is, it is due to a couple of different market drivers, one is, I think the commercial satellite business is a little bit more robust than it has been in the last couple of years, you know, two years ago, there were approximately, I think three satellite awards, in this past year, there were 17, this year so far there's been 19 so, you know, we're seeing a general market rebound in SatCom and we tend to be the market leader in terms of product performance which has a significant economic impact on satellite launch economics. On the wireless side, as I said, we are seeing new customers interested in the in-gap and particularly the E-mode device that - that really no one else in the market currently campaigns but Emcore, and you know, so that that's gaining acceptance, we're also using our relationship on the, on the wire lines, the fiber side to drive some of those relationships and to broaden our product penetration into some of the larger OEM companies.

You know, wireless, I think in general, tends to be a very price sensitive market; we have been successful in reducing our material costs both on a purchasing and on a production level because yields have - have trended up so we've been able to, you know, improve profitability there which, you know, allows us more flexibility on new accounts. So the, you know - that's trending overall but largely on the wireless side, I would tell you that I think, you know, revenue growth in that business will come at market share expansion not because overall market has grown. In the fiber side, Emcore's strategy has always been around the 10 gigabit Ethernet applications and, you know, our views there is that it's 10 gig over copper, 10 gig over single mode or multi mode, that's what this XenPak designs are all about. On whatever launch distance, transmission distances are required, you know, we are - we are seeing, you know, we were first to market with an LX4 module, we're seeing a lot of traction around that, and I think in general, you know, we're pretty bullish on how fat the 10 gig market is growing. I think if you look at industry projections, they're - they're probably, you know, most people think that 10 gig has grown 60 to 70% a year, year over year. So, it's a fairly dynamic market where, you know, we have what we perceive to be a, you know, a market and a product lead in that station. I would also say on the fiber side, there is a - particularly from a very large server company, sort of a router guide that, you know, people are coming to market with big servers and these components are sort of ideally suited for that market space and that is driving a lot of activity at this point too.

CHANG QIU: OK. For the (inaudible) are you the current market leader? Also in the fiber optics, are the current market leader?

REUBEN RICHARDS: Oh I see (inaudible) in a number of the 10-gig product lines, I can tell you, we are the, for the CX4, which is the 10 gig over copper, I think we are at this point the only company that has a product that meets all the IEEE specs. The SmartLink, which connects to the CX4 and with a fiber optic cable to connect router to router or switch to switch, again, you know, I think we're the only company in the market who has that product strategy and on the Zenpack side, there are a number of companies that offer LR, long reach, ER, extended reach, or short reach applications, but I think on the LX4 side, I think we are, you know, we have a market lead of, I'm not exactly sure what the period would be but call it 6 months.

CHANG QIU: Mmm hmmm. Can you comment on the book to bill in the wireless and the fiber optics? I know you're (inaudible) side is very strong.

REUBEN RICHARDS: I'm sorry, can you say that again?

CHANG QIU: In your market, are the book to bill ratio for the wireless and also for the fiber optics?

REUBEN RICHARDS: Yeah, on the wireless side, you know, that ends up being what I'll call a turns business, which means, you know, our book to ship is probably 5 days from receiving orders, so you know, the backlog is not a very significant number there because you know, we're going to be, whatever order we get we're going to be shipping it in that month, or certainly within that quarter so, that
- wireless is probably, you know, again a very short cycle business. On the SatCom side, that's a very long term cycle business and book to ship is probably, you know, anywhere from three to six months, depending on launch schedules, so - and fiber tends to be, sort of, book to ship is two to four weeks, so you're looking at, what I said earlier that, you know, the significance about increasing backlog for Emcore is that two thirds of our businesses are short cycle businesses and one of them is a long cycle business. So, you can see an increase in backlog, particularly because we can, you know, the book to ship cycle is short on the other one, on wireless and on fiber, that's a significant development for the company.

CHANG QIU: Ok, thank you.

OPERATOR: Thank you. Once again, as a reminder, to ask a question, please press *1. Our next question is coming from Jeff Schmitz from Deephaven Capital.

JEFF SCHMITZ: Hi, could you comment on how you're feeling now about your mix of business, whether or not you see any changes through product acquisitions or divestitures and also, on your capital structure, whether you think you now have the right mix of debt to equity and whether your cash reserves are sufficient?

REUBEN RICHARDS: Yeah, let me take the second part Jeff on our capital structure, we feel very comfortable on the improvements that we've made. I think you can always improve further but right now, we feel very good that our debt is, you know, under a 100 and was reduced by over 65 million dollars. Our cash balances are sufficient, you know, we have nice liquidity there so we feel pretty good about that. Jeff, can you repeat the first part of your question?

JEFF SCHMITZ: Well mainly, following the thought on the cash, I mean, how do you see using that, do you keep that in reserve, are you looking to do more acquisitions, are you looking to divest of any products?

REUBEN RICHARDS: Yeah, I - I think that we're, Jeff, we're pretty comfortable with our product strategy right now. We've been - we had a really good quarter in March in terms of getting new products out and getting, you know, customer design wins and customer acceptance around some of these things. You know, there are, when you look at our product roster, they tend to be high value added kinds of products, meaning they're not really MSA or commodity based items. I think, you know, for us to expand into, you know, acquire other product lines, you really have to, you know, we would be making sort of a strategic departure from what has historically been our approach to the market which is a high value added product line to a, an MSA based product line, which is more commodity driven, it's much more price sensitive. And I'm not saying that that's bad, I'm just saying that that would be a departure from what our strategy has been to date. We think, in the near term, there are market share opportunities that we can drive towards to grow revenues and at the point, you know, if we reach the point thinking that, you know, we've saturated our market opportunities based on these products, you know, we would signal and I think, you know telegraph a switch in our approach to product lines if we were going to go after something that was more commodity based. At this point, you know, we don't see anything, you know, currently on the horizon.

JEFF SCHMITZ: OK, thanks.

OPERATOR: Thank you, our next question is coming from Pierre MacCagno of Needham.

PIERRE MACCAGNO: Hi Reuben and Tom.

REUBEN RICHARDS: Hey Pierre.

PIERRE MACCAGNO: Can you talk a little bit more about this trend about the E-modes starting to take some strength, just a little color there, you think that's a migration that, you know, (inaudible phrase) from HPT?

REUBEN RICHARDS: I think the E-mode device is just, and this is a really simplistic explanation, but it has, it is a hybrid between an HBT and a pHEMT; that is sort of the performance characteristic; an output of an HBT, the power or kind of linearity of a pHEMT power efficiency and it's, you know, we had originally developed an Emcore product line with Motorola some years ago under a, you know, a joint agreement. You know, there were some aspects about that arrangement which didn't allow us to really work too much with other companies, I think that that - the approach to the market there has changed and I think that there are other people in the switch and PA business who are now, at, you know, in a position to start driving that more that we have been in the past.

PIERRE MACCAGNO: With the outlook you say of Motorola is going to be outsourcing more and more of their chip manufacturing and how would that affect you?

REUBEN RICHARDS: Well, you know, we - right now, and yeah, Motorola's one of our big customers, so, on a number of different levels, both wireless and they've added broadband, and, you know, my sense is that they make a make or buy decision on almost every sort of key component in their architecture. But I think, probably more and more recently, it's been a buy decision, so that's -- if that means outsourcing, yeah, I think the trend is probably going to go in that direction.

PIERRE MACCAGNO: OK, thank you.

OPERATOR: Thank you, there appears to be no further questions. I will now turn the call back over to Mr. Reuben Richards.

REUBEN RICHARDS: Thank you everybody again and as I said, in summary, the - you know, we saw significant manufacturing and productivity improvements during the quarter, a terrific deployment of new products which are gaining customer acceptance and ramped into their new generations of systems. The backlog increases were, was noteworthy and we raised revenue, our expectations, you know, were very optimistic I think about, you know, how the business looks in the second half of the year for us. So thank you very much.

OPERATOR: Thank you, this does conclude this morning's teleconference, we'll disconnect your lines and enjoy your day.

In his remarks set forth in this Exhibit 99.2, Mr. Werthan references operational cash spread, operating income excluding gain on debt extinguishment, and net income excluding gain on debt extinguishment and discontinuing operations, each of which is a non-GAAP financial measure. A non-GAAP financial measure is a numerical measure of a company's performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Registrant believes that the additional non-GAAP measures are useful to investors for financial analysis. Management uses these measures internally to evaluate its operating performance and the measures are used for planning and forecasting of future periods. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. The following reconciles each non-GAAP financial measure to its most directly comparable GAAP financial measure. Where no reconciliation is provided for a particular period, no non-GAAP financial measures were provided for such period.

                                                                    Quarter Ended
                                                    -----------------------------------------
                                                    March 31,        December 31,   March 31,
(in millions except per share amounts)               2004               2003         2003
------------------------------------------------------------------------------------------------
Operational cash spread                              $  (1.6)
   Interest Payment                                      2.0
   Operating expenses incurred but not paid              0.4
   Cash received other than from operations             (0.4)
                                                     --------
Net cash used for operating activities               $  (3.6)
                                                     ========

------------------------------------------------------------------------------------------------

Operating income (loss) excluding gain
 on debt extinguishment                              $  (8.7)
    Gain from debt extinguishment                       12.3
                                                     --------
Operating Income                                     $  (3.6)
                                                     ========

------------------------------------------------------------------------------------------------

Net income (loss) excluding gain on debt
 extinguishment and discontinuing operations         $ (10.2)          $  (9.8)
    Gain from debt extinguishment                       12.3                --
    Loss from discontinued operations                   (0.3)             (1.7)
    Gain from sale of discontinued operations             --              19.6
                                                     --------          -------
Net income                                           $   1.8           $   8.1
                                                     ========          =======

------------------------------------------------------------------------------------------------

Net income (loss) per share excluding gain on debt
  extinguishment and discontinuing operations        $ (0.24)          $ (0.26)           $ (0.35)
    Gain per share from debt extinguishment             0.29                --                 --
    Gain (loss) per share from discontinued
     operations                                        (0.01)            (0.04)              0.01
    Gain from sale of discontinued operations             --              0.51                 --
                                                     --------          -------            -------
Net income per share                                 $  0.04           $  0.21            $ (0.34)
                                                     ========          =======            ========